Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund	(714) 773-7620
Manager, Investor Relations

Beckman Coulter Announces Third Quarter 2008 Results

Revenue Increases 13.4%

On Target to Achieve Full Year Earnings Outlook

ORANGE COUNTY, California, October 28, 2008 – Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today third quarter ended September 30, 2008 results. Total revenue of $758.8 million increased 13.4% over third quarter 2007, or 10.2% in constant currency. The flow cytometry acquisition added approximately 1.2% to this growth rate. Net earnings were $26.1 million, or $0.41 per fully diluted share. Adjusted net earnings increased to $50.0 million, or $0.78 per fully diluted share.

	Three Months Ended September 30			Nine Months Ended September 30
	2008	2007	% Chg	2008	2007	% Chg
Reported Results (in millions, except amounts per share)
Revenue	$758.8	$669.0	13.4%	$2,287.6	$1,972.3	16.0%
Operating Income	$41.2	$67.5	(39.0)%	$183.5	$197.8	(7.3)%
Diluted Earnings per Share	$0.41	$0.93	(55.9)%	$1.81	$2.61	(30.7)%

Adjusted Results
Operating Income	$79.7	$70.5	13.0%	$240.4	$212.9	12.9%
Diluted Earnings per Share	$0.78	$0.77	1.3%	$2.35	$2.17	8.4%

See “Non-GAAP Financial Measures,” where the impacts of certain items on reported results are discussed.

Scott Garrett, chairman, president and chief executive officer, said, “Strong revenue growth in the third quarter was led by continued gains in Clinical Diagnostics and international markets. In Clinical Diagnostics, which represents over 80% of total revenue, double-digit growth in each of our three product areas underscores the momentum and compelling advantage of our broad product offering, while solid recurring revenue growth demonstrates the stability of sector fundamentals.”

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Beckman Coulter	Page 2 of 21

Recurring revenue comprised of supplies, test kits, service revenue and operating-type lease payments, increased more than 10% to $594.7 million, or 78.4% of total revenue. Clinical Diagnostics’ recurring revenue increased 10.8% over prior year quarter, led by Access-family Immunoassay growth of nearly 18%. Total company cash instrument sales increased more than 25%; continued strength in international markets, Life Sciences, and Chemistry and Clinical Automation product areas were the primary contributors.

On a geographic basis, third quarter revenue in the United States increased 6.8%. In constant currency, international revenue grew 13.9%, with each major region growing double-digits.

Garrett said, “In the quarter, we continued to expand our installed base and grow our emerging markets position, resulting in unusually high cash instrument sales. As we mentioned last quarter, growing our installed base shifts our product mix to lower-margin hardware. Although unfavorable in the short-term from a gross margin perspective, the associated recurring revenue in future periods positions the company for reliable and sustainable revenue and earnings growth. Within the quarter, rising transportation costs, adverse mix and currency shifts were effectively managed to deliver our targeted earnings. Despite these challenges, gross profit grew 12.9% to $352 million, while gross margin decreased 20 basis points to 46.4% versus third quarter 2007.”

Operating income was $41.2 million. On an adjusted basis, operating income was $79.7 million, a 13% increase over adjusted third quarter 2007 results. Significant adjustments to 2008 operating expense included: (1) $7.8 million in restructuring charges due to various site consolidations, (2) a $19 million reserve for environmental remediation related to the Orange County site consolidation, and (3) an $11.7 million charge associated with buying out the future U.S. royalty for preeclampsia tests currently in development.

Non-operating expense was $11.9 million versus non-operating income of $10.8 million in the prior year period. Prior year period results included a $26.2 million gain on the sale of vacant land, from which a $9 million contribution was made to establish the Beckman Coulter Foundation. Excluding these items, third quarter 2008 non-operating expense was up $5.5 million versus prior year, due principally to currency related costs. Net earnings were $26.1 million or $0.41 per fully diluted share. Adjusted net earnings were $50.0 million, or $0.78 per fully diluted share.

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Beckman Coulter	Page 3 of 21

Adjusted net earnings were negatively impacted by a 350 basis point increase in the adjusted tax rate, from 22.8% to 26.3%. The unusually low tax rate in the prior year was due to discrete items including a tax settlement, reductions of certain foreign tax rates and additional R&D tax credits.

Recent Developments

•

Declared a $0.17 per share quarterly cash dividend payable on November 17, 2008 to all stockholders of record on November 3, 2008, representing the company’s 78th consecutive, quarterly dividend payout.

•	Re-purchased in the third quarter approximately 300,000 shares of Beckman Coulter stock at an average price of $68.74 per share.

•

Announced the release of the REMISOL Advance, a next-generation data management software that improves laboratory sample workflow by communicating between the instruments, automation system and the laboratory information system.

•	Entered into an agreement with Nephromics LLC to buy out future U.S. royalties for tests for the detection, monitoring and risk assessment of preeclampsia, a leading cause of maternal death.

•

Signed a new agreement with Adventist Health of Northern California valued at approximately $36 million over six years to be the sole supplier of Chemistry, Immunoassay and Hematology products to an integrated health network that includes 18 hospitals, numerous outpatient facilities and 15 home care agencies.

First Nine Months Summary

For the first nine months of 2008, revenue increased 16.0%, with the acquired flow cytometry products contributing approximately 1% to this growth. Revenue grew 11.9% in constant currency, compared to the first nine months of 2007. Year-to-date recurring revenue was up 12.2%, or 8.0% in constant currency. Year-to-date gross margin, reflecting unusually high levels of cash instrument and international sales, decreased 70 basis points to 46.2%. Adjusted operating margin decreased 30 basis points, while adjusted operating income increased by 12.9% to $240.4 million.

Adjusted operating income growth was achieved while absorbing dilution from: (1) $7.4 million related to the flow cytometry acquisition, (2) $3.6 million for changes in retirement vesting terms for new share-based compensation and (3) a payment of $4.6 million related to currency swap agreements embedded in the company’s facility leases.

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Beckman Coulter	Page 4 of 21

On an adjusted basis, net earnings increased 9.2%, and on a fully diluted share basis, earnings per share increased 8.4% over the same period 2007. Adjusted net earnings were negatively impacted by a 130 basis point increase in the adjusted tax rate, from 25.6% to 26.9%, as a result of fewer favorable discrete items in 2008.

For the first nine months of 2008, free cash flow was $40.7 million, approximately $20 million below prior year period, which included the break-up fee ($40.6 million) associated with the termination of the Biosite acquisition. On an adjusted basis year-to-date EBITDA increased by $60 million, or 16%, compared to 2007.

Full Year Outlook

Garrett continued, “I am encouraged by balanced, above-market revenue growth across all major regions outside the U.S. and diagnostics product areas. Robust topline growth allowed us to invest in acquisitions of promising new tests, our molecular diagnostics project and expansion of our emerging markets’ sales and service infrastructure, while still delivering 13% growth in adjusted operating income. Demonstrating the flexibility of our operating model, adjusted operating income growth was achieved despite dilution from our flow cytometry acquisition, pressures from rising transportation costs and increasing raw materials prices.

“Based on current exchange rates, full year revenue growth should be in the range of 12% to 13%. We expect 2008 adjusted operating margin to be on par with prior year. The outlook for adjusted non-operating expense is about $45 million. Adjusted pretax profit growth should be around 10%, with an adjusted tax rate of 26% to 27%. Consequently, our adjusted EPS outlook remains at $3.55 to $3.65 based on a share count of about 64.5 million. Adjusted EBITDA should be about $625 million. Capital expenditures are expected to be approximately $300 million, and depreciation and amortization should be around $260 million.

“In the fourth quarter, we anticipate moderating total revenue growth largely due to slower growing cash instrument revenues. We should see improved gross and operating margins relative to prior year quarter driven by mix and operating efficiencies. Strong growth in Immunoassay as well as Chemistry and Clinical Automation should continue as new product introductions, including three additional work cells, support positive momentum. Launch of the DxH 800, next-generation cellular analysis system, and accelerating growth from our newly acquired flow cytometry products should sustain Cellular Analysis gains. While no company is fully insulated from vulnerable and volatile world markets, we expect strong growth of total and recurring revenue and continuing focus on operating excellence to drive delivery of our EPS objectives,” Garrett concluded.

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Beckman Coulter	Page 5 of 21

Investor Conference Call

As previously announced, there will be a conference call today, Tuesday, October 28, 2008 at 5:00 pm ET to discuss the third quarter ended September 30, 2008 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead.” The webcast will be archived on both websites for future on-demand replay through Friday, November 15, 2008.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent more than 78% of the company’s 2007 revenue of $2.76 billion. For more information, visit www.beckmancoulter.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” “should,” “likely,” “might,” or the negative thereof or comparable terminology, and may include without limitation information regarding the company’s expectations, goals or intentions regarding the future, including without limitation statements regarding the company’s anticipated recurring revenue growth (and that such growth will support future revenue and earnings goals) and statements under the heading “Full Year Outlook,” including expectations for revenue growth, adjusted operating margin, adjusted non-operating expense, adjusted pretax profit growth, adjusted tax rate, adjusted earnings per diluted share, adjusted earnings before interest, taxes, depreciation and amortization (“ adjusted EBITDA”), capital expenditures, depreciation and amortization, growth in the Life Sciences, Immunoassay, Chemistry and Clinical Automation product areas, new product introductions and total and recurring revenue growth. The outlook provided is based on fiscal year ended 2007 and the three and nine months ended September 30, 2008 adjusted results and does not include special items that have or may occur in 2008.

This press release contains the Company’s unaudited financial results for the three and nine months ended September 30, 2008. These results may change as a result of further review by the Company’s independent accountants and management. The completion of the review of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final third quarter results will be provided in the Company’s quarterly report to the SEC on Form 10-Q.

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Beckman Coulter	Page 6 of 21

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the Company and are subject to risks and uncertainties, some of which may be beyond the Company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, market demand for the Company’s new and existing products and its ability to increase revenues; the Company’s ability to maintain operating expenses within anticipated levels; the Company’s ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; the Company’s ability to attract and retain qualified personnel; successful development and introduction of new products; the Company’s ability to successfully integrate acquired businesses and realize the anticipated benefits from such acquisitions; pricing pressures and other competitive factors; industry consolidation; order and shipment uncertainty; changes in customers’ inventory levels and inventory management practices; product defects; intellectual property infringement claims by others and the ability to protect the Company’s intellectual property; competition; litigation; financial community and rating agency perceptions of the Company; changes in laws and regulations, including increased taxes; regulation, economic, credit and capital market conditions; and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the Company’s Form 10-K filed with the SEC on February 29, 2008 as well as in the Company’s Form 10-Qs filed since then and reports on Form 8-K that the Company may file from time to time. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as may be required by the federal securities laws.

Changes in Presentation

In connection with the preparation of the Consolidated Financial Statements for the year ended December 31, 2007, management determined that the amounts previously reported on our Condensed Consolidated Statements of Cash Flows for additions to property, plant and equipment, changes in inventories, long-term lease receivables, other and depreciation and amortization expense were incorrect due to inadvertent errors in summarizing these amounts. These immaterial errors resulted in an overstatement of cash flows provided by operating activities, with an equal overstatement of cash flows used in investing activities, but had no effect on our Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Earnings as presented in our Form 10-Q for the three and nine months ended September 30, 2007 or for any other periods. The amounts presented in the Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2007, have been restated to correct these immaterial errors, as set forth in the following table:

	Previously Reported	restated
Depreciation and amortization	$156.7	$148.0
Change in inventories	(46.7)	(55.5)
Change in long-term lease receivables	14.5	11.7
Change in other	(11.0)	(9.4)
Net cash provided by operating activities	284.7	266.0
Additions to property, plant and equipment	(223.4)	(204.7)
Net cash used in investing activities	(201.1)	(182.4)

Change in Accounting for Convertible Debt Securities

In May 2008, the FASB issued FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).” Under this standard, convertible debt securities that may be settled in cash (or other assets), including partial cash settlement, would be separated into a debt and equity component. This change in methodology, which will become effective for us as of the beginning of 2009, will be applied retrospectively to previously issued convertible debt instruments as well as to new instruments. The adoption of this new accounting rule is estimated to increase our 2008 and 2007 non-cash interest expense by approximately $13 million per year, resulting in a reduction of our diluted earnings per share by approximately $0.13 in 2008 and $0.12 in 2007.

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Beckman Coulter	Page 7 of 21

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the three and nine months ended September 30, 2008 and 2007 and with respect to Outlook for 2008. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The Company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings” and related “adjusted diluted earnings per share,” “EBITDA,” “adjusted EBITDA,” “adjusted tax rate,” “free cash flow” and “constant currency growth.” The Company also provided its outlook for 2008 for “adjusted operating income,” “adjusted operating margin,” “adjusted pretax profit growth,” “adjusted non-operating expense,” “adjusted tax rate,” “adjusted earnings per diluted share” and “adjusted EBITDA.” These non-GAAP financial measures are not in accordance with or an alternative for GAAP.

Adjusted operating income excludes the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, or relocations in connection with our supply chain improvement initiatives and other operating income and expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to continue to incur costs for its supply chain initiatives through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the Company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

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Beckman Coulter	Page 8 of 21

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

Our Outlook for 2008 adjusted operating income, adjusted operating margin, adjusted pretax profit growth, adjusted non-operating expense, adjusted tax rate, adjusted earnings per diluted share and adjusted EBITDA excludes the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to continue to incur costs for its supply chain initiatives through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2008, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the company and believes this information is useful to investors to view our operations through the eyes of management.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring expenses – In January 2007, as part of our previously announced strategic supply chain management initiative, we announced the closure and relocation of certain manufacturing and distribution sites, mainly in the United States. In connection with these closures and relocations, for the three and nine months ended September 30, 2008, we recorded net charges related to severance and other costs of $7.8 million and $13.2 million, respectively. Additionally, the nine months ended September 30, 2008 includes a net gain of $3.2 million related to the sale of buildings and land in Hialeah, Florida. Total supply chain relocation charges for the three and nine months ended September 30, 2007 was $3.0 million and $12.7 million, respectively. Also, during the second quarter of 2007, the Company recorded related asset impairment charges of $0.8 million.

b)	Environmental remediation – In September 2008, we recorded a $19.0 million environmental remediation charge which relates to our Orange County facility consolidation and planned closure of our Fullerton, California site. In connection with this consolidation, we have begun conducting environmental studies at the Fullerton facility and detected certain contaminants in the soil and groundwater at the site. The $19.0 million represents our best estimate of future expenditures for evaluation and remediation at the site.

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Beckman Coulter	Page 9 of 21

c)	Royalty buy out – During the third quarter of 2008, we incurred an $11.7 million charge related to buying out our future US royalty payments under a license from Nephromics, LLC (“Nephromics”). This fully paid up license relates to future US sales of a number of markers including a preeclampsia panel covered by patents licensed exclusively to Nephromics. The products under the licensing agreements have not received regulatory clearance and are still in the development stage, therefore, the cost was charged to R&D.

d)	HCV sublicense – During the second quarter of 2008, we entered into an agreement with Siemens Healthcare Diagnostics and recorded an R&D charge of $12 million, for sublicense rights relating to testing for the hepatitis C virus (HCV). Under the agreement, we can develop, manufacture and sell a quantitative viral load HCV blood test for use on our molecular diagnostic instrument, which is in development.

e)	Miami vacant land sale – In 2007, we sold vacant land adjacent to our Miami, Florida facility for $30.0 million, with an additional $1.2 million held in escrow for a portion of the land for which title was in dispute. During the second quarter 2008, we received the remaining amount held in escrow of $1.2 million and recorded a gain on sale in other non-operating income. The gain on sale of $26.2 million was recorded in other non-operating income during the quarter ended September 30, 2007.

f)	Fair market value inventory adjustment – During the first quarter of 2008, in connection with our acquisition of the flow cytometry business of Dako A/S, we recorded a $1.0 million charge related to the fair value of acquired inventory sold in the first quarter.

g)	Rental tax dispute – In 1998, the Company entered into a sale-leaseback transaction with Cardbeck Miami Trust (“Cardbeck”) in connection with the Company’s Miami facility. In May 2005, Cardbeck notified the Company that it had received an assessment from the State of Florida in the amount of $4.4 million for rental tax, interest and penalties related to payments made by the Company to Cardbeck from June 2000 to February 2005. The State of Florida has asserted that this transaction is subject to commercial rental tax in accordance with applicable state laws and requested Cardbeck to pay this assessment. During June 2007, Cardbeck and the Company subsequently entered into a settlement of the assessment under which the Company paid $2.4 million ($1.6 million in sales tax and $0.8 million in interest) which was accrued at June 30, 2007. The Company also has taken steps to obtain a determination that its payments to Cardbeck are not subject to the rental tax.

h)	Beckman Coulter Foundation – Using proceeds from the Miami vacant land sale the company made a $9 million contribution to establish and fund the Beckman Coulter Foundation (the “Foundation”), during the quarter ended September 30, 2007. The contribution was classified under other non-operating expenses.

i)	Biosite break-up fee – On May 17, 2007, the merger agreement to acquire Biosite, Inc. was terminated by Biosite in accordance with its terms. Pursuant to the terms of the agreement, Biosite paid the Company a break up fee of $54 million. The Company recorded a gain of $40.6 million (net of associated expenses of $13.4 million) in other non-operating income during the second quarter 2007.

j)	Agencourt Personal Genomics (“APG”) – In 2006, the company sold its non-controlling interest in APG. The company received approximately $50 million in cash and recognized a gain from the sale. This gain and the company’s share of APG’s operating results were included in discontinued operations. In connection with the sale an additional $6 million was held in escrow. In July 2007, pursuant to the terms of the sale agreement, the company received its $2.6 million proportionate share of the $6 million. The additional gain on sale of $2.6 million ($1.6 million, net of taxes) was recorded in discontinued operations for the third quarter ended 2007.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Product revenue	$641.7	$560.5	$1,940.7	$1,657.6
Service revenue	117.1	108.5	346.9	314.7

Total revenue	758.8	669.0	2,287.6	1,972.3

Cost of goods sold	316.3	279.1	967.2	815.1
Cost of service	90.5	78.0	264.0	231.5

Total cost of sales	406.8	357.1	1,231.2	1,046.6

Gross profit	352.0	311.9	1,056.4	925.7

Operating costs and expenses
Selling, general and administrative	209.2	181.5	625.5	537.9
Research and development	74.8	59.9	215.2	176.5
Environmental remediation	19.0	—	19.0	—
Restructuring	7.8	3.0	13.2	12.7
Asset impairment charges	—	—	—	0.8

Total operating costs and expenses	310.8	244.4	872.9	727.9

Operating income	41.2	67.5	183.5	197.8

Non-operating (income) expense
Interest income	(2.4)	(3.3)	(8.6)	(11.1)
Interest expense	13.3	12.2	34.5	38.9
Other, net	1.0	(19.7)	6.3	(58.4)

Total non-operating expense (income)	11.9	(10.8)	32.2	(30.6)

Earnings from continuing operations before income taxes	29.3	78.3	151.3	228.4
Income taxes	3.2	19.9	34.5	63.5

Earnings from continuing operations	26.1	58.4	116.8	164.9
Earnings from discontinued operations, net of tax	—	1.6	—	1.6

Net earnings	$26.1	$60.0	$116.8	$166.5

Basic earnings per share
Continuing operations	$0.42	$0.93	$1.86	$2.64
Discontinued operations	—	0.03	—	0.03

Basic earnings per share	$0.42	$0.96	$1.86	$2.67

Diluted earnings per share
Continuing operations	$0.41	$0.91	$1.81	$2.58
Discontinued operations	—	0.02	—	0.03

Diluted earnings per share	$0.41	$0.93	$1.81	$2.61

Weighted average number of shares outstanding (in thousands):
Basic	62,789	62,889	62,931	62,379
Diluted	64,334	64,518	64,403	63,908

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$71.4	$83.0
Trade and other receivables, net	696.8	726.5
Inventories	581.7	523.9
Deferred income taxes	70.7	79.2
Prepaids and other current assets	99.9	75.5

Total current assets	1,520.5	1,488.1
Property, plant and equipment, net	892.9	867.4
Goodwill	695.4	707.4
Other intangible assets, net	403.9	418.4
Other assets	104.1	113.0

Total assets	$3,616.8	$3,594.3

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$204.0	$224.8
Accrued expenses	415.4	438.2
Income taxes payable	—	32.0
Short-term borrowings	66.9	89.4
Current maturities of long-term debt	4.2	12.8

Total current liabilities	690.5	797.2
Long-term debt, less current maturities	927.6	888.6
Deferred income taxes	81.5	73.4
Other liabilities	382.6	393.4

Total liabilities	2,082.2	2,152.6

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6.9	6.8
Additional paid-in capital	551.1	519.3
Retained earnings	1,331.2	1,246.2
Accumulated other comprehensive loss	(15.5)	(12.8)
Treasury stock, at cost	(339.1)	(317.8)
Common stock held in grantor trust, at cost	(19.0)	(17.8)
Grantor trust liability	19.0	17.8

Total stockholders’ equity	1,534.6	1,441.7

Total liabilities and stockholders’ equity	$3,616.8	$3,594.3

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2008	restated 2007
Cash flows from operating activities
Net earnings	$116.8	$166.5
Less: Earnings from discontinued operations, net of tax	—	1.6

Earnings from continuing operations	116.8	164.9
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	192.1	148.0
Provision for doubtful accounts receivable	6.6	4.1
Share-based compensation expense	27.0	19.9
Gain on sales of building and land	(5.1)	(26.2)
Asset impairment charges	—	0.8
U.S. pension trust contributions	(8.2)	(9.3)
Deferred income taxes	8.1	(1.6)
Changes in assets and liabilities
Trade and other receivables	18.8	19.5
Inventories	(57.4)	(55.5)
Accounts payable and accrued expenses	(29.5)	18.7
Income taxes payable	(32.0)	(18.6)
Long-term lease receivables	8.3	11.7
Other	(1.6)	(9.4)

Net cash provided by operating activities of continuing operations	243.9	267.0
Net cash used in operating activities of discontinued operations	—	(1.0)

Net cash provided by operating activities	243.9	266.0

Cash flows from investing activities
Additions to property, plant and equipment	(203.2)	(204.7)
Proceeds from sales of building and land	7.4	30.0
Payments for business acquisitions and technology license assets	(13.0)	(10.3)

Net cash used in investing activities of continuing operations	(208.8)	(185.0)
Net cash provided by investing activities of discontinued operations	—	2.6

Net cash used in investing activities	(208.8)	(182.4)

Cash flows from financing activities
Dividends to stockholders	(31.9)	(30.0)
Proceeds from issuance of stock	67.4	68.3
Repurchase of common stock as treasury stock	(93.6)	(19.9)
Repurchase of common stock held in grantor trust	(1.3)	(0.7)
Excess tax benefits from share-based payment transactions	11.6	18.4
Debt borrowings, net	44.8	8.0
Debt repayments	(42.9)	(122.1)

Net cash used in financing activities	(45.9)	(78.0)

Effect of exchange rates on cash and cash equivalents	(0.8)	4.0

Change in cash and cash equivalents	(11.6)	9.6
Cash and cash equivalents-beginning of period	83.0	75.2

Cash and cash equivalents-end of period	$71.4	$84.8

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BECKMAN COULTER, INC

SEGMENT REVENUES*

(in millions)

(unaudited)

	Three Months Ended September 30,		Reported Growth %	Constant Currency Growth % **
	2008	2007
Clinical Diagnostics:
Chemistry and Clinical Automation	$220.4	$196.5	12.2%	9.0%
Cellular Analysis	233.1	203.0	14.8%	11.9%
Immunoassay and Molecular Diagnostics	182.4	159.6	14.3%	10.7%

Total Clinical Diagnostics	635.9	559.1	13.7%	10.5%
Life Sciences	122.9	109.9	11.9%	8.5%

Total revenues	$758.8	$669.0	13.4%	10.2%

	Nine Months Ended September 30,		Reported Growth %	Constant Currency Growth % **
	2008	2007
Clinical Diagnostics:
Chemistry and Clinical Automation	$669.0	$585.4	14.3%	10.3%
Cellular Analysis	709.1	605.7	17.1%	13.2%
Immunoassay and Molecular Diagnostics	548.7	461.2	19.0%	14.7%

Total Clinical Diagnostics	1,926.7	1,652.3	16.6%	12.6%
Life Sciences	361.0	320.0	12.8%	8.2%

Total revenues	$2,287.6	$1,972.3	16.0%	11.9%

*	Amounts may not foot due to rounding.
**	Constant currency growth as presented herein represents:

Current period constant currency revenue less prior year reported revenue

Prior year reported revenue

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Autochemistry
•	Protein and rapid test products
•	Clinical Automation

Cellular includes:

•	Hematology
•	Coagulation
•	Flow cytometry and related products

Immunoassay and Molecular Diagnositcs includes:

•	All immunoassay products
•	Molecular diagnostics products

Life Sciences

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)
•	Industrial particle characterization

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BECKMAN COULTER, INC

SEGMENT REVENUES*

(in millions)

(unaudited)

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Clinical Diagnostics:
Chemistry and Clinical Automation	$215.6	$233.0	$220.4		$669.0
Cellular Analysis	231.5	244.5	233.1		709.1
Immunoassay and Molecular Diagnostics	172.9	193.3	182.4		548.7

Total Clinical Diagnostics	620.0	670.8	635.9		1,926.7

Life Sciences	110.5	127.5	122.9		361.0

Total revenues	$730.5	$798.3	$758.8		$2,287.6

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics:
Chemistry and Clinical Automation	$183.9	$205.0	$196.5	$229.9	$815.3
Cellular Analysis	194.4	208.3	203.0	235.2	840.9
Immunoassay and Molecular Diagnostics	141.9	159.7	159.6	165.9	627.1

Total Clinical Diagnostics	520.2	573.0	559.1	631.0	2,283.3

Life Sciences	93.4	116.7	109.9	158.0	478.0

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

	2006
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics:
Chemistry and Clinical Automation	$163.9	$175.3	$180.9	$196.1	$716.2
Cellular Analysis	184.0	196.6	202.8	223.0	806.4
Immunoassay and Molecular Diagnostics	119.4	131.2	127.4	140.4	518.4

Total Clinical Diagnostics	467.3	503.1	511.1	559.5	2,041.0

Life Sciences	101.7	113.2	120.1	152.5	487.5

Total revenues	$569.0	$616.3	$631.2	$712.0	$2,528.5

*	Amounts may not foot due to rounding.

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BECKMAN COULTER, INC

REVENUES BY GEOGRAPHY*

(in millions)

(unaudited)

	Three Months Ended September 30,		Reported Growth %	Constant Currency Growth %
	2008	2007
Revenues by geography:
United States	$376.5	$352.4	6.8%	6.8%
Europe	165.4	138.6	19.3%	10.1%
Emerging Markets**	68.8	56.9	21.0%	17.0%
Asia Pacific	94.5	76.7	23.3%	17.4%
Other***	53.6	44.3	20.9%	15.9%

Total revenues	$758.8	$669.0	13.4%	10.2%

	Nine Months Ended September 30,		Reported Growth %	Constant Currency Growth %
	2008	2007
Revenues by geography:
United States	$1,133.4	$1,044.4	8.5%	8.5%
Europe	511.8	427.9	19.6%	8.9%
Emerging Markets**	205.1	156.2	31.3%	26.6%
Asia Pacific	279.2	213.3	30.9%	23.5%
Other***	158.1	130.5	21.1%	12.0%

Total revenues	$2,287.6	$1,972.3	16.0%	11.9%

*	Amounts may not foot due to rounding
**	Includes Eastern Europe, Russia, Middle East, Africa and India
***	Includes Canada and Latin America

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BECKMAN COULTER, INC

SALES MIX*

(in millions)

(unaudited)

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Cash instrument sales	$151.2	$179.6	$164.2		$495.0
Recurring revenue	579.3	618.7	594.7		1,792.7

Total revenues	$730.5	$798.3	$758.8		$2,287.6

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Cash instrument sales	$100.3	$143.7	$130.3	$208.5	$582.9
Recurring revenue	513.3	546.0	538.6	580.5	2,178.4

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

	2006
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Cash instrument sales	$116.2	$123.4	$144.4	$197.6	$581.6
Recurring revenue	452.8	492.9	486.8	514.3	1,946.8

Total revenues	$569.0	$616.3	$631.2	$711.9	$2,528.5

*	Amounts may not foot due to rounding.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN*

(in millions)

(unaudited)

	Three Months Ended September 30,
	2008	2007
GAAP operating income	$41.2	$67.5
Reconciling items:
Restructuring expenses (a)	7.8	3.0
Environmental remediation (b)	19.0	—
Royalty buy out (c)	11.7	—

Adjusted operating income**	$79.7	$70.5

GAAP operating margin	5.4%	10.1%
Impact of adjustments	5.1%	0.4%

Adjusted operating margin	10.5%	10.5%

	Nine Months Ended September 30,
	2008	2007
GAAP operating income	$183.5	$197.8
Reconciling items:
Restructuring expenses (a)	13.2	13.5
Environmental remediation (b)	19.0	—
Royalty buy out (c)	11.7	—
HCV sublicense (d)	12.0	—
Fair market value inventory adjustment (f)	1.0	—
Rental tax dispute (g)	—	1.6

Adjusted operating income**	$240.4	$212.9

GAAP operating margin	8.0%	10.0%
Impact of adjustments	2.5%	0.8%

Adjusted operating margin	10.5%	10.8%

*	Amounts may not foot due to rounding.
**	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS*

(in millions, except amounts per share)

(unaudited)

	Three Months Ended September 30,
	2008		2007
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$26.1	$0.41	$60.0	$0.93
Less: Earnings from discontinued operations, net of tax (j)	—	—	1.6	0.02

Earnings from continuing operations	26.1	0.41	58.4	0.91

Reconciling items:
Restructuring expenses (a)	7.8	0.12	3.0	0.05
Environmental remediation (b)	19.0	0.30	—	—
Royalty buy out (c)	11.7	0.18	—	—
Miami vacant land sale (e)	—	—	(26.2)	(0.41)
Beckman Coulter Foundation (h)	—	—	9.0	0.14
Adjustment for income taxes	(14.6)	(0.23)	5.3	0.08

Adjusted net earnings**	$50.0	$0.78	$49.5	$0.77

	Nine Months Ended September 30,
	2008		2007
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$116.8	$1.81	$166.5	$2.61
Less: Earnings from discontinued operations, net of tax (j)	—	—	1.6	0.03

Earnings from continuing operations	116.8	1.81	164.9	2.58

Reconciling items:
Restructuring expenses (a)	13.2	0.20	13.5	0.21
Environmental remediation (b)	19.0	0.30	—	—
Royalty buy out (c)	11.7	0.18	—	—
HCV sublicense (d)	12.0	0.19	—	—
Miami vacant land sale (e)	(1.2)	(0.02)	(26.2)	(0.41)
Fair market value inventory adjustment (f)	1.0	0.02	—
Rental tax dispute (g)	—	—	2.4	0.04
Beckman Coulter Foundation (h)	—	—	9.0	0.14
Biosite break-up fee (i)	—	—	(40.6)	(0.64)
Adjustment for income taxes	(21.1)	(0.33)	15.7	0.25

Adjusted net earnings**	$151.4	$2.35	$138.7	$2.17

*	Amounts may not foot due to rounding.
**	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA*

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
GAAP net earnings	$116.8	$166.5
Less: Earnings from discontinued operation, net of tax (j)	—	1.6

Earnings from continuing operations	116.8	164.9
Income taxes	34.5	63.5
Interest expense	34.5	38.9
Depreciation and amortization	192.1	148.0

EBITDA	377.9	415.3

Reconciling items:
Restructuring expenses (a)	13.2	13.5
Environmental remediation (b)	19.0	—
Royalty buy out (c)	11.7	—
HCV sublicense (d)	12.0	—
Miami vacant land sale (e)	(1.2)	(26.2)
Fair market value inventory adjustment (f)	1.0	—
Rental tax dispute (g)	—	2.4
Beckman Coulter Foundation (h)	—	9.0
Biosite break-up fee (i)	—	(40.6)

Adjusted EBITDA**	$433.6	$373.4

*	Amounts may not foot due to rounding.
**	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP EFFECTIVE TAX RATE TO ADJUSTED TAX RATE*

(in millions)

(unaudited)

	Three Months Ended September 30,
	2008	2007
GAAP effective tax rate	10.9%	25.4%
Reconciling items:
Restructuring expenses (a)	3.1%	0.6%
Environmental remediation (b)	7.6%	—
Royalty buy out (c)	4.7%	—
Miami vacant land sale (e)	—	(4.8)%
Beckman Coulter Foundation (h)	—	1.6%

Adjusted tax rate**	26.3%	22.8%

	Nine Months Ended September 30,
	2008	2007
GAAP effective tax rate	22.8%	27.8%
Reconciling items:
Restructuring expenses (a)	1.0%	0.7%
Environmental remediation (b)	1.4%	—
Royalty buy out (c)	0.8%	—
HCV sublicense (d)	0.9%	—
Miami vacant land sale (e)	(0.1)%	(1.4)%
Fair market value inventory adjustments (f)	0.1%	—
Rental tax dispute (g)	—	0.1%
Beckman Coulter Foundation (h)	—	0.5%
Biosite break-up fee (i)	—	(2.1)%

Adjusted tax rate**	26.9%	25.6%

*	Amounts may not foot due to rounding.
**	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Net cash provided by operating activities	$243.9	$266.0
Additions to property, plant and equipment	(203.2)	(204.7)

Free cash flow	$40.7	$61.3

##